EXHIBIT C

                          ACCOUNTING SERVICES AGREEMENT

                          MEEDER ASSET MANAGEMENT, INC.
                                       AND
                            MUTUAL FUNDS SERVICE CO.


     This Accounting Services Agreement (the "Agreement"), dated the 1st day of October, 2003, made by and between MEEDER ASSET MANAGEMENT, INC., a corporation duly organized and existing in the State of Ohio (the "Adviser"), and MUTUAL FUNDS SERVICE CO., a corporation duly organized and existing in the State of Ohio (the "Agent");

                                WITNESSETH THAT:

     WHEREAS, MEEDER PREMIER PORTFOLIOS is a Massachusetts business trust (the "Trust") acting on behalf of the portfolios as set forth on Schedule A attached hereto and incorporated herein, as such Schedule may be amended from time to time by the Adviser and Agent (each series, a "Portfolio" and collectively, the "Portfolios");

     WHEREAS, pursuant to an Investment Advisory Agreement dated of even date herewith between the Adviser and the Trust (the "Investment Advisory Agreement"), the Adviser has agreed to arrange for the provision of an accounting services agent for each of the Portfolios;

     WHEREAS, the Adviser desires to appoint the Agent as its Accounting Services Agent for the Portfolios to perform certain accounting and record keeping functions required of a duly registered investment company; to file certain financial reports; to maintain and preserve certain books, accounts, and records as the basis for such reports; and to perform certain daily functions in connection with such accounts and records;

     WHEREAS, pursuant to the Investment Advisory Agreement, the Trust (for itself and on behalf of the Portfolios) has agreed to perform its obligations under this Agreement and to allow the Trust and Portfolios to receive the services to be performed by the Agent;

     WHEREAS, the Agent is willing to perform such functions upon the terms and conditions herein set forth; and

     WHEREAS, pursuant to a separate agreement, the Agent will perform the duties of administrator, transfer agent, and dividend disbursing agent for the Portfolios,

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

     Section 1. The Trust hereby appoints Agent as the Trust's Accounting Services Agent for each Portfolio and Agent accepts such appointment and agrees to act in such capacity upon the terms set forth in this Agreement, including, without limitation, providing the services set forth on Schedule A attached hereto. The Trust acknowledges and accepts this appointment. The Trust shall turn over to the Agent all of each Portfolios' accounts and records previously maintained by or for the Trust. The Agent shall be entitled to rely exclusively on the completeness and correctness of the accounts and records turned over to it by the Trust, and the Trust shall indemnify and hold the Agent harmless of and for any and all expenses, damages, claims, suits, liabilities, actions, demands, and losses whatsoever arising out of or in connection with any errors, omission, inaccuracy, or other deficiency of such accounts and records or in the failure of the Trust to provide any portion of such or to provide any information needed by the Agent knowledgeably to perform its functions hereunder.

     Section 2. The Agent shall examine and review each of the Portfolios' existing accounts, records, and other documents, and systems in order to determine or recommend how such accounts, records, and other documents, and systems shall be maintained.

     Section  3.  Upon  receipt  of  necessary   information   and   appropriate
instructions from the Trust, the Agent shall maintain and keep current the following books, accounts, records, journals, or other records of original entry, relating to the business of the Portfolio, and necessary or advisable for compliance with applicable regulations, including Rules 31(a)-1 and 31(a)-2, of the Investment Company Act of 1940, as amended, and as may be mutually agreed to between the Trust and the Agent:

     (a)  Cash Receipts
     (b)  Cash Disbursements
     (c)  Dividend Record
     (d)  Purchase and Sales of Portfolio Securities
     (e)  Subscription and Redemption Journals
     (f)  Security Ledger
     (g)  Broker Ledger
     (h)  General Ledger
     (i)  Daily Expense Accruals
     (j)  Daily Interest Accruals
     (k)  Securities and Monies borrowed or loaned and collateral therefor
     (l)  Trial Balances

     Unless appropriate information necessary to perform the above functions is furnished to the Agent in a timely manner, the Agent shall incur no liability to the Trust or any other person.

     It shall be the responsibility of the Trust to furnish the Agent with the declaration, record, and payment dates and amounts of any dividends or income and any other special actions required concerning each of the Portfolios' Securities.

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

     The Agent shall maintain all accounts and records above mentioned as required by regulation and as agreed upon between the Trust and the Agent.

     Section 4. Upon receipt by the Agent of written or oral instructions, the Agent shall make proper accounting entries in accordance therewith. The Trust shall direct that each broker-dealer, or other person through whom a transaction has occurred, shall send a confirmation thereof to the Agent. The Agent shall verify this confirmation against the written or oral instructions when received from the Trust and forward the confirmation to the Custodian. The Agent shall promptly notify the Trust of any discrepancy between the confirmation and the Trust's written instructions when received from the Trust but shall incur no responsibility or liability for such discrepancy. The Trust shall cause any necessary corrections to be made and shall advise the Agent and the Custodian accordingly.

     Section 5. The Agent shall calculate each Portfolio's net asset value in accordance with the Trust's currently effective prospectus, once daily.

     The Agent shall prepare and maintain a daily evaluation of Securities for which market quotations are available by the Agent's use of Bloomberg Financial Markets and ILX Quotation Services; all other Securities shall be evaluated in accordance with the Trust's written instructions, and the Agent shall have no responsibility or liability for the accuracy of the information supplied by the Trust or upon the written instructions.

     The Trust assumes all responsibility for computation of "amortized cost", valuation of securities, and all valuations not ascertainable solely by mechanical procedures.

     Section 6. At the end of each month, the Agent shall obtain from the Custodian a monthly statement of cash and portfolio transactions, which shall be reconciled with the Agent's accounts and records maintained for the Portfolios. The Agent shall report any discrepancies to the Custodian, and report any unreconciled items to the Trust.

     Section 7. The Agent shall supply daily and periodic reports to the Trust, as required by law or regulation, and as requested by the Trust and agreed upon by the Agent.

     Section 8. The Trust shall report and confirm to the Transfer Agent all Share purchases and redemptions of which it is aware. The Agent shall obtain from the Transfer Agent daily reports of Share purchases, redemptions, and total shares outstanding.

     The Agent shall reconcile outstanding Shares with the Transfer Agent periodically and certify at least monthly to the Trust the reconciled Share balance outstanding.

     Section 9. The accounts and records of each Portfolio maintained by the Agent shall be the property of the Trust, and shall be made available to the Trust, within a reasonable period of time, upon demand. The Agent shall assist the Trust's independent auditors, or upon approval of the Trust, or upon demand, any regulatory body, in any requested review of each Portfolio's accounts and records but shall be reimbursed for all expenses and employee time invested in any

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

such review outside of routine and normal periodic review. Upon receipt from the Trust of the necessary information, the Agent shall supply the necessary data for the Trust's completion of any necessary tax returns, questionnaires, periodic reports to Shareholders of each Portfolio, and such other reports and information requests as the Trust and the Agent shall agree upon from time to time.

     Section 10. The Agent and the Trust may from time to time adopt uniform or standing procedures, and the Agent may conclusively assume that any procedure approved by the Trust, or directed by the Trust, does not conflict with or violate any requirements of its prospectus, Declaration of Trust, By-Laws, or any rule or regulation of any regulatory body or governmental agency. The Trust shall be responsible to notify the Agent of any changes in regulations or rules which might necessitate changes in the Agent's procedures.

     Section 11. The Agent may rely upon the advice of the Trust and upon statements of the Trust's accountants and other persons believed by it in good faith to be expert in matters upon which they are consulted, and the Agent shall not be liable for any actions taken in good faith upon such statements.

     Section 12. The Agent shall not be liable for any action taken in good faith reliance upon any authorized oral instructions, any written instructions, any certified copy of any resolution of the Trustees of the Trust or any other document reasonably believed by the Agent to be genuine and to have been executed or signed by the proper person or persons. The Trust will send written instructions to cover oral instructions, and the Agent will compare the information against the oral instructions previously furnished. The Agent will inform the Trust immediately of any noted discrepancy or will request, if no written instruction is received in a reasonable time, that the Trust forward same to Agent.

     The Agent shall not be held to have notice of any change of authority of any officer, employee, or agent of the Trust until receipt of notification thereof by the Trust.

     In addition to indemnification expressly provided elsewhere in this Agreement, the Adviser shall indemnify and hold harmless the Agent from all claims and liabilities (including reasonable expenses for legal counsel) incurred by or assessed against the Agent in connection with the performance of this Agreement, except such as may arise from the Adviser's own negligent action, omission, or willful misconduct; provided, however, that before confessing any claim against it, the Agent shall give the Adviser and the Trust reasonable opportunity to defend against such claim in the name of the Adviser, the Trust, the Portfolio or the Agent or any of them.

     Section 13. The Adviser agrees to pay the Agent compensation for its services and to reimburse it for expenses, as set forth in Schedule B attached hereto, or as shall be set forth in amendments to such Schedule approved by the Adviser and the Agent.

     Section 14. Nothing contained in this Agreement is intended to or shall require the Agent, in any capacity hereunder, to perform any functions or duties on any holiday or other day

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

of special observance on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the New York Stock Exchange and the Agent are open.

     Section 15. This Agreement shall have an initial term of one year beginning on the date the Trust commences operations. Subsequent to the initial term this Agreement may be terminated by either party upon 60 days' prior written notice.

     Section 16. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

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

          If to the Adviser:

          Meeder Asset Management, Inc.
          6125 Memorial Drive
          P. O. Box 7177 Dublin, OH 43017

          If to the Agent:

          Mutual Funds Service Co.
          6125 Memorial Drive
          P. O. Box 7177
          Dublin, OH  43017

          If to the Trust:

          Meeder Premier Portfolios
          6125 Memorial Drive
          P. O. Box 7177
          Dublin, OH  43017

Any such notice shall be deemed to have been given upon receipt.

     Section 17. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     Section 18. This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of the Agent, or by the Agent without the written consent of the Trust, authorized or approved by a resolution of its Trustees.

     Section 19. This Agreement shall be governed by the laws of the State of Ohio.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

                                        MEEDER ASSET MANAGEMENT, INC.


                                        By_________________________


                                        MUTUAL FUNDS SERVICE CO.


                                        By__________________________

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

                                   SCHEDULE A

                           DEFENSIVE EQUITY PORTFOLIO
                                GROWTH PORTFOLIO
                             FIXED INCOME PORTFOLIO
                           AGGRESSIVE GROWTH PORTFOLIO

                                   SCHEDULE B

                            MUTUAL FUNDS SERVICE CO.

                               ACCOUNTING SERVICES
                               -------------------

                   PORTFOLIO PRICING & GENERAL LEDGER SERVICES
                   -------------------------------------------

DAILY
-----

     o    Daily trial balance with a computation sheet of net asset value
     o    Daily performance sheet
     o    Daily cash available sheet
     o    Daily reconciliation of Portfolio shares
     o    Daily interest calculations
     o    Daily portfolio calculation with comparison to previous day
     o    Daily processing and settlement of all security trades

MONTHLY

     o    Balance Sheet and Income Statement
     o    Schedule of purchases and sales of securities
     o    Brokerage commission schedule for the month and year to date
     o    Security ledger
     o    Schedule of Portfolio shares sold and repurchased
     o    Compliance with Sub-M requirements and short-short gain limitations

QUARTERLY
---------

     o    Compliance with diversification rules

SEMI-ANNUALLY
-------------

     o    Prepare answers to applicable items on Form NSAR

OTHER
-----

     o Assist with the preparation of the unaudited reports that are required either quarterly or semi-annually
     o    Furnish  reports  for the  independent  auditor and to assist with the audit
     o Calculation of available or required income or capital gain distributions to shareholders
     o    Provide requested material for Board meetings